Exhibit 10.3
Grant No. __________

THE GAP, INC.
DIRECTOR STOCK UNIT AGREEMENT

The Gap, Inc. (the “Company”) hereby grants to __________ (the “Director”), the number of Stock Units under the Company's 2016 Long-Term Incentive Plan (the “Plan”) indicated below. This award is subject to all of the terms and conditions contained in this Director Stock Unit Agreement, including the terms and conditions contained in the attached Appendix A (the “Agreement”) and the Plan. The date of this Agreement is __________. Subject to the provisions of Appendix A and of the Plan, the principal features of this award are as follows:
    Date of Grant:     __________
    Number of Stock Units:     __________
    Vesting of Stock Units (“Vesting Schedule”):     100% of the Stock Units shall be immediately vested upon the Date of Grant.

Your signature below indicates your agreement and understanding that this award is subject to all of the terms and conditions contained in Appendix A and the Plan. PLEASE BE SURE TO READ ALL OF APPENDIX A AND THE PLAN, WHICH CONTAINS THE SPECIFIC TERMS AND CONDITIONS OF THIS AWARD.
IN WITNESS WHEREOF, the Company and the Director have executed this Agreement, in duplicate, to be effective as of the day and year first above written.

THE GAP, INC
Dated:	%
[NAME] [TITLE]

My signature below indicates that I understand that this award is subject to all of the terms and conditions of this Agreement (including the attached Appendix A) and of the Plan.

                    DIRECTOR

Dated: __________________
[NAME]

    Address:

APPENDIX A
TERMS AND CONDITIONS OF STOCK UNIT GRANT
1.Grant of Stock Units. The Company hereby grants to the Director under the Plan the number of Stock Units indicated on the first page of this Agreement subject to the terms and conditions set forth in this Agreement and the Plan.
2.Company’s Obligation to Pay. On any date, a Stock Unit has a value equal to the Fair Market Value of one Share. Unless and until the Stock Units have vested in accordance with the Vesting Schedule set forth on the first page of this Agreement, the Director will have no right to payment of the Stock Units. Prior to actual payment of any vested Stock Units, Stock Units represent an unsecured obligation of the Company, payable (if at all) only from the general assets of the Company.
3.Payment.

[ALTERNATIVE 1 (WITH NO DEFERRAL OR DEFERRAL TO A LATER DATE):
(a)General Rule. Vested Stock Units will be paid to the Director in full Shares (with the balance, if any, in cash) as soon as practicable (but not more than ninety (90) days) following the earliest of (i) the date which is three (3) years from the Date of Grant (or later date elected by the Director in accordance with Section 3(b)), (ii) the Director’s separation from service (in accordance with Section 3(c)), or (iii) the occurrence of certain change in control transactions described in Section 3(d), in each case, subject to paragraph 5.
(b)Election to Defer Payment. Notwithstanding paragraph 3(a), at the discretion of the Committee and in accordance with the Plan, Code Section 409A and such rules established by the Committee, the Director may elect to further defer delivery of the proceeds due with respect to his or her vested Stock Units by properly completing and submitting a Stock Unit Deferral Election Form (the “Election Form”) to the Company in accordance with the directions on the Election Form and the procedures established by the Committee.
(c)Termination of Service. In the event that the Director incurs a separation from service (within the meaning of Code Section 409A) for any reason, including, but not limited to, death, Disability, or Retirement, the vested Stock Units will be paid to the Director (or in the event of the Director’s death, to his or her estate) as soon as practicable (but not more than 90 days) following the date of such separation from service, except as provided by paragraph 8, and in each case subject to paragraph 5.
(d)Change in Control. In the event of a transaction or event that constitutes a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company (as determined in accordance with section 409A(a)(2)(A)(v) of the U.S. Internal Revenue Code of 1986, as amended and Treasury Regulation Section 1.409A-3(i)(5)), the vested Stock Units will be paid to the Director as soon as practicable (but not more than 90 days) following the date of such transaction or event (subject to paragraph 5).]

[ALTERNATIVE 2 (WITH DEFERRAL ELECTION TO SEPARATION):
(a)General Rule. Vested Stock Units will be paid to the Director in full Shares (with the balance, if any, in cash) as soon as practicable (but not more than ninety (90) days) following the earlier of (i) the Director’s separation from service (in accordance with Section 3(b)), or (ii) the occurrence of certain change in control transactions described in Section 3(c), in each case, subject to paragraph 5.
(b)Termination of Service. In the event that the Director incurs a separation from service (within the meaning of Code Section 409A) for any reason, including, but not limited to, death, Disability, or Retirement, the vested Stock Units will be paid to the Director (or in the event of the Director’s death, to his or her estate) as soon as practicable (but not more than 90 days) following the date of such separation from service, except as provided by paragraph 8, and in each case subject to paragraph 5.
(c)Change in Control. In the event of a transaction or event that constitutes a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company (as determined in accordance with section 409A(a)(2)(A)(v) of the U.S. Internal Revenue Code of 1986, as amended and Treasury Regulation Section 1.409A-3(i)(5)), the vested Stock Units will be paid to the Director as soon as practicable (but not more than 90 days) following the date of such transaction or event (subject to paragraph 5).]
4.Death of Director. Any distribution or delivery to be made to the Director under this Agreement will, if the Director is then deceased, be made to the Director’s designated beneficiary to the extent such designation is valid under applicable law. If the Director has not designated a then living beneficiary, distributions and deliveries will be made to the administrator or executor of the Director’s estate. Any such administrator or executor must furnish the Company with (a) written notice of his or her status as transferee, and (b) evidence satisfactory to the Company to establish the validity of the transfer and compliance with any laws or regulations pertaining to said transfer.
5.Withholding of Taxes. The Director agrees that the Company will withhold a portion of the Shares scheduled to be issued pursuant to vested Stock Units that have an aggregate market value sufficient to pay the federal, state and local income, employment and any other applicable taxes required to be withheld by the Company or its designated Affiliate, determined at minimum statutory withholding rates. The Company will only withhold whole Shares and therefore the Director also authorizes deduction without notice from amounts payable to the Director in cash in an amount sufficient to satisfy the Company’s remaining tax withholding obligation.
6.Rights as Stockholder. Subject to paragraph 7, neither the Director nor any person claiming under or through the Director will have any of the rights or privileges of a stockholder of the Company in respect of any Shares deliverable hereunder unless and until certificates representing such Shares have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to the Director. After such issuance, recordation, and delivery, the Director will have all the rights of a stockholder of the Company with respect to such Shares.
7.Dividend Equivalents. The Director shall be entitled to receive Dividend Equivalents paid on Shares underlying the Stock Units. Any Dividends Equivalents automatically shall be deemed reinvested in Stock Units annually on each anniversary after the date of grant or, if earlier, the settlement of the Stock Units (the “Dividend Equivalent Stock Units”). Dividend Equivalent Stock Units shall be subject to the same terms and conditions as the Stock Units, including any deferral election.
8.Section 409A. Notwithstanding anything in the Plan or this Agreement to the contrary, if at the time of the Director’s “separation from service” within the meaning of Section 409A, as determined by the Company other than due to the Director’s death (x) the Director is a “specified employee” within the meaning of Section 409A at the time of such separation and (y) the payment of any vested Stock Units that become payable as a result of such separation will result in the imposition of additional tax under Section 409A if paid to the Director on or within the six (6) month period following the Director’s separation from service, then the payment of such vested Stock Units will not be made until the date six (6) months and one day following the date of the Director’s separation from service, subject to paragraph 5, unless the Director dies following his or her separation from service, in which case, the vested Stock Units will be paid in Shares to the Director’s estate upon his or her death, subject to paragraph 5. It is the intent of this Agreement to comply with the requirements of Section 409A so that none of the Stock Units provided under this Agreement or Shares issuable thereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. For purposes of this Agreement, “Section 409A” means Section 409A of the U.S. Internal Revenue Code of 1986, as amended, and any proposed, temporary or final Treasury Regulations and Internal Revenue Service guidance thereunder, as each may be amended from time to time.

9.No Effect on Service. The transactions contemplated hereunder and the vesting schedule set forth on the first page of this Agreement do not constitute an express or implied promise of continued service for any period of time. The terms of the Director’s service shall not be affected by the grant of this award.
10.Address for Notices. Any notice to be given to the Company under the terms of this Agreement must be addressed to the Company, in care of its Legal Department, at The Gap, Inc., Two Folsom Street, San Francisco, California 94105, or at such other address as the Company may hereafter designate in writing. Any notice to be given to the Director will be addressed to the Director at the address set forth on the records of the Company. Any such notice will be deemed to have been duly given if when delivered, if notice is delivered personally, or 48 hours after sent to an aforesaid address, either by registered or certified U.S. mail with postage and registry fee postage prepaid, via the United States post office or a generally recognized international courier such as DHL or Federal Express.
11.Grant is Not Transferable. Except as otherwise expressly provided herein, this grant, and the rights and privileges conferred hereby, may not be transferred, assigned, pledged, or hypothecated in any way (whether by operation of law or otherwise) and may not be subject to sale under execution, attachment, or similar process. Upon any attempt to transfer, assign, pledge, hypothecate, or otherwise dispose of this grant, or any right or privilege conferred hereby, or upon any attempted sale under any execution, attachment, or similar process, this grant and the rights and privileges conferred hereby immediately will become null and void.
12.Restrictions on Sale of Securities. The Director’s sale of Shares acquired pursuant to Stock Units shall be subject to the terms of the Plan and any market blackout-period that may be imposed by the Company and must comply with the Company’s insider trading policies, and any other applicable securities laws.
13.Binding Agreement. Subject to the limitation on the transferability of this grant contained herein, this Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors, and assigns of the Company and the Director.
14.Additional Conditions to Issuance of Certificates for Shares. The Shares deliverable to the Director may be either previously authorized but unissued Shares or issued Shares that have been reacquired by the Company. Solely for purposes of Delaware corporate law, par value for the Shares actually delivered to the Director for the Stock Units will be deemed satisfied by past services rendered by the Director. The Company shall not be required to issue any Shares hereunder so long as the Company reasonably anticipates that such issuance will violate Federal securities law or other applicable law; provided however, that in such event the Company shall issue such Shares at the earliest possible date at which the Company reasonably anticipates that the issuance of the Shares will not cause such violation. For purposes of the previous sentence, any issuance of Shares that would cause inclusion in gross income or the application of any penalty provision or other provision of the Code shall not be treated as a violation of applicable law.
15.Plan Governs. This Agreement is subject to all terms and provisions of the Plan. In the event of a conflict between one or more provisions of this Agreement and one or more provisions of the Plan, the provisions of the Plan will govern. Capitalized terms used and not defined in this Agreement will have the meaning set forth in the Plan.
16.Committee Authority. The Committee will have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation, and application of the Plan as are consistent therewith and to interpret or revoke any such rules (including, but not limited to, the determination of whether or not any Stock Units have vested). All actions taken and all interpretations and determinations made by the Committee in good faith will be final and binding upon the Director, the Company, and all other interested persons. No member of the Committee will be personally liable for any action, determination, or interpretation made in good faith with respect to the Plan or this Agreement.

17.Captions. Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.
18.Agreement Severable. In the event that any provision in this Agreement will be held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Agreement.
19.Modifications to the Agreement. This Agreement constitutes the entire understanding of the Company and the Director on the subjects covered. The Director expressly warrants that he or she is not accepting this Agreement in reliance on any promises, representations, or inducements other than those contained herein. Modifications to this Agreement or the Plan can be made only in an express written agreement executed by a duly authorized officer of the Company. Notwithstanding anything to the contrary in the Plan or this Agreement, the Company reserves the right to revise this Agreement as it deems necessary or advisable, in its sole discretion and without the consent of the Director, to comply with Section 409A of the Code or to otherwise avoid imposition of any additional tax or income recognition under Section 409A of the Code in connection with these Stock Units (including settlement or payment thereof).
20.Amendment, Suspension or Termination of the Plan. By accepting this award, the Director expressly warrants that he or she has received a right to an equity-based award under the Plan, and has received, read, and understood a description of the Plan. The Director understands that the Plan is discretionary in nature and may be modified, suspended, or terminated by the Company at any time.
21.Notice of Governing Law. This grant of Stock Units shall be governed by, and construed in accordance with, the laws of the State of California without regard to principles of conflict of laws.
22.Unsecured Creditor. This grant of Stock Units represents an unfunded and unsecured promise to pay on behalf of the Company, which means that Director is a general, unsecured creditor of the Company with respect to the Stock Units and the Stock Units are subject to the claims of the Company’s creditors. If the Company’s assets are insufficient to pay all of its creditors, Director may not receive all or part of the Stock Units.
***

THE GAP, INC.
2016 LONG-TERM INCENTIVE PLAN
STOCK UNIT DEFERRAL ELECTION FORM
(ACTION REQUIRED)

Complete and return this Election Form to indicate whether you would like to defer the settlement (payment) of stock units, if any, that may be granted to you under The Gap, Inc. 2016 Long-Term Incentive Plan (the “Plan”) in June 2025 and in future calendar years (the “Stock Unit Grants”). Please note that the Stock Unit Grants are not guaranteed and are subject to approval of the Board of Directors of The Gap, Inc. (the “Board”) and your continued service as a director on the Board through the applicable date of grant of such units (the applicable date of grant, the “Date of Grant”). The period of service for each grant shall generally be the period from the applicable Annual Meeting of Shareholders through the Date of Grant. For example, the period of service for the Stock Unit Grant for June 2025 shall be the period from the 2025 Annual Meeting of Shareholders through the Date of Grant.

Absent a different election by you hereunder, the Stock Unit Grants, if any, will become payable as soon as practicable (but not later than 90 days) after the earliest of (i) the date which is three (3) years from the Date of Grant (the “Original Payment Date”), (ii) your separation from service for any reason (within the meaning of Code Section 409A) or (iii) a change in the ownership or effective control of The Gap, Inc. (the “Company”), or in the ownership of a substantial portion of the assets of the Company, each as determined in accordance with Code Section 409A (a “Section 409A Change in Control”); provided, however, that if payment is triggered by your separation from service, payment will not be made until the date that is six (6) months and one (1) day following the date of such separation (or, if earlier, upon your death following such separation) to the extent necessary to comply with Section 409A (the “Default Payment Timing”).

I.    PERSONAL INFORMATION (Please Print)

Director Name: ________________ (the “Director”)

II.    STOCK UNIT DEFERRAL ELECTION (Choose One)

Please note that your election below is an “Evergreen Deferral Election” and applies to the Stock Unit Grant for June 2025 and for Stock Unit Grants in future calendar years. Your election below with respect to the Stock Unit Grant for June 2025 will become irrevocable on the Election Deadline (defined below). Later in 2025, you will have the opportunity to change your election applicable to your Stock Unit Grants for 2026 and future calendar years.

___    I elect the Default Payment Timing described above.

    OR

___    I elect the Default Payment Timing described above except that I elect to substitute the ________________ anniversary of the Date of Grant (specify an anniversary of the Date of Grant that is later than the third (3rd) anniversary of the Date of Grant) for the Original Payment Date.

    OR

___    I elect to defer the settlement (i.e., payment) of the Stock Unit Grants until the earlier of (i) my separation from service for any reason or (ii) a Section 409A Change in Control, subject to the six (6) month and one (1) day delay described above.

Any amounts deferred will be taxable as ordinary income in the year paid. Please seek advice from your professional tax advisor before making your deferral election.

III. DIRECTOR SIGNATURE

I acknowledge that I have read and reviewed a copy of the Plan’s prospectus. If the Company determines that it is required to withhold any taxes, including, but not limited to, income or employment taxes, prior to the date of payout, I agree that the Company will satisfy such taxes by withholding from the shares otherwise issuable to me as described in my grant agreement. I also understand that, upon receipt of payout, in addition to federal taxes, I may owe taxes both (1) to the state where I resided on the Date of Grant or at the time of making this election and, if different, (2) to the state where I reside when I receive payout.

The Committee shall have the discretion to make all determinations and decisions regarding this deferral election. To the extent the Committee determines that this election does not comply with applicable laws, now or in the future, this election shall be null and void.

By signing this Election Form, I authorize implementation of the above instructions. I understand that the deferral elections that I have made on this Election Form may not be changed in the future except in accordance with the requirements of Section 409A and the procedures specified by the Committee.

Please return a signed copy of this Election Form to ____________________ by email at ______________________ or by regular mail to 2 Folsom Street, San Francisco, California 94105 by June 1, 2024 (the “Election Deadline”). If you fail to make an election by the Election Deadline and you have an Evergreen Deferral Election in effect, you will be deemed to have elected to continue your Evergreen Deferral Election at such time. If you fail to make an election by the Election Deadline and you do not have an Evergreen Deferral Election in effect, you will be deemed to have elected the Default Payment Timing for the Stock Unit Grants at such time.
DIRECTOR

Signed:         Date:
    [Name]

Received by:

THE GAP, INC.

By:         Date:

Title: